Exhibit 5

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA PLAZA
600 PEACHTREE STREET, N.E.—SUITE 5200
ATLANTA, GEORGIA 30308-2216
TELEPHONE: 404-885-3000
FACSIMILE: 404-885-3995

November 2, 2004

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501

  Re:
  GB&T Bancshares, Inc.
  Registration Statement on Form S-3
  1,380,000 Shares of Common Stock
  Registration No. 333-119789

Ladies and Gentlemen:

        We have served as counsel to GB&T Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of the above-described Registration Statement (the "Registration Statement") with respect to the offer and sale of up to 1,380,000 shares of common stock, no par value, of the Company (the "Shares"). The Company intends to issue and sell the Shares to the underwriters (the "Underwriters") listed on Schedule A to that certain Underwriting Agreement, (the "Underwriting Agreement"), entered into by and among the Company and the Underwriters.

        In rendering this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement, as amended through the date hereof; (ii) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Georgia; (iii) the Bylaws of the Company, certified as complete and correct by the Secretary of the Company; (iv) the form of the common stock certificate of the Company; (v) the Underwriting Agreement; and (vi) such corporate and other documents, records and papers, certificates of public officials, and certificates of officers of the Company as we have deemed necessary for the purposes of the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

        Based upon such examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and compliance with the applicable provisions of the securities or "blue sky" laws of the various states, the Shares, when the certificates therefor have been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Registration Statement and the Underwriting Agreement, will be duly and validly issued, fully paid, and non-assessable.

        We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement, including the prospectus constituting a part thereof, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,
/s/ TROUTMAN SANDERS LLP TROUTMAN SANDERS LLP